Exhibit 4.2

THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND REASONABLY APPROVED BY THE COMPANY), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

SECURED PROMISSORY NOTE

October 27, 2015

$250,000.00

FOR VALUE RECEIVED, Fresh Healthy Vending International, Inc., a Nevada corporation (the “Company”), with an address of 2620 Financial Court, Suite 100, San Diego, CA 92117, hereby promises to pay to the order of Socially Responsible Brands Inc, a Nevada corporation, having an address at 187 E. Warm Springs Road, Suite B276, Las Vegas, Nevada  89119, or its successors or assigns (the “Holder”), the principal amount of Two Hundred Fifty Thousand and 00/100 United States Dollars (US$250,000.00) on or prior to the eighteen (18) month anniversary of the date hereof (the “Maturity Date”), and to pay interest in accordance with the terms hereof. This Secured Promissory Note (this note, and all modifications, extensions, future advances, supplements, and renewals thereof, and any substitutions therefor, hereinafter referred to as the “Note”) shall be payable in accordance with the terms set forth below.  This Note is “Note 1” referenced in that certain Security Agreement executed on the date hereof by and between the Company and the Holder (the “Security Agreement”), and that certain Subordination Agreement among the Holder of this Note and certain lien holders of the Company (the “Subordination Agreement”).  This Note is subject to the terms and conditions contained in the Security Agreement.   All capitalized terms not otherwise defined herein shall have the meanings set forth in the Security Agreement.

1.	Payments of Principal and Interest.
(a)              Payment of Interest.  This Note is secured by, among other things, an interest in fifty (50) corporate-owned micro markets (each, a “Unit”), as further described in the Security Agreement.  Interest on this Note shall be paid by the Company at the rate of $200 per Unit per month until such time as the Unit and/or corporate-owned route applicable to the Unit (collectively, a “Corporate Route”) is sold, in whole or in part.1  Such monthly payments shall be due and payable on the first (1st) day of each month after the date hereof.

(b)              Payment of Principal. The principal amount of this Note shall be paid to the Holder on or prior to the Maturity Date; provided, that, concurrently with the sale, or partial sale, of a Corporate Route, the Company will pay Five Thousand Dollars ($5,000) per Corporate Route to the Holder, and such amount shall reduce the principal amount payable hereunder and the sale of such Corporate Route will reduce the amount of interest payable thereafter pursuant to subsection (a) above; provided, that in the event that a Corporate Route is sold to a new franchisee (rather than to a third party purchaser that is not a franchisee), the Company will pay Two Thousand Five Hundred Dollars ($2,500) within three (3) Business Days of receiving the deposit from the franchisee (an “Initial Franchisee Payment”) and another Two Thousand Five Hundred Dollars ($2,500) within three (3) Business Days after receipt of the balance from the franchisee (a “Final Franchisee Payment”).2  In the event that the Company sells a Unit to a franchisee(s) that is not part of the Corporate Route during any period in which one or more Final Franchisee Payments are due, the Company will pay Two Thousand Five Hundred Dollars ($2,500) principal per Unit to the Investor within three (3) Business Days of receiving a deposit on the Unit and another Two Thousand Five Hundred Dollars ($2,500) within three (3) Business Days after receipt of the balance from the franchisee, and such amount shall reduce the Final Franchisee Payment(s) due.

(c)              Payment of Default Interest.  Any amount of principal or interest on this Note which is not paid when due shall bear interest from the date due until such past due amount is paid at a rate of interest equal to four percent (4%) per annum (the “Default Rate”).

(d)              General Payment Provisions. All payments of principal and interest on this Note shall be made in lawful money of the United States of America by bank check or wire transfer to such account as the Holder may designate by written notice to the Company in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding Business Day. For purposes of this Note, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the State of Nevada are authorized or required by law or executive order to remain closed.

(e)              Prepayment.  At any time prior to the Maturity Date, the Company may pre-pay this Note in full or in part without penalty upon receiving the written consent of the Holder; provided, however, that such prepayment includes all principal and interest evidenced hereby, including, without limitation, the amounts due under Section 1(a) above.  Upon prepayment of this Note in full, the Holder shall have no further rights under this Note (except for such rights that may specifically survive the payment of the Note).

1 See Footnote 2
2 Example 1: If the entire corporate route is sold after month six of the Transaction, the Company would pay a total of $310,000 (six monthly payments of $10,000, plus $250,000 principal).
Example 2: if 15 units are sold after month six of the Transaction, the Company would pay a total of $135,000 (six monthly payments of $10,000, plus $75,000 principal). Additionally, the Company would continue to make monthly payments of $7,000 ($200 X 35 = $7,000).

2.	Voting Rights. The Holder shall have no voting rights under this Note, except as required by applicable law, including, but not limited to, the Nevada Corporations Law, and as expressly provided in this Note.
3.	Defaults and Remedies.
(a)                Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” hereunder:
(1)      Nonpayment of Obligations. Any amount due and owing on the Note, whether by its terms or as otherwise provided herein, is not paid on the date such amount is due.
(2)      Misrepresentation.  Any written warranty, representation, certificate or statement of the Company in this Agreement, the Security Agreement or any other agreement with Holder (including the Subordination Agreement) (collectively, “Loan Documents”) shall be false or misleading in any material respect when made or deemed made.
(3)      Nonperformance. Any failure to perform or default in the performance of any nonmonetary covenant, condition or agreement contained in this Note or any other Loan Document, which failure to perform or default in performance continues for a period of fifteen (15) days after the Company receives notice or knowledge from any source of such failure to perform or default in performance (provided that if the failure to perform or default in performance is not capable of being cured, in Holder’s sole discretion, then the cure period set forth herein shall not be applicable and the failure or default shall be an immediate Event of Default hereunder).
(4)      Default under Loan Documents. Any failure to perform or default in the performance by the Company that continues after applicable grace and cure periods under any covenant, condition or agreement contained in any other Loan Document, all of which covenants, conditions and agreements are hereby incorporated in this Agreement by express reference.
(5)      Assignment for Creditors. The Company makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of the Company is applied for or appointed, and in the case of such trustee being appointed in a proceeding brought against the Company, the Company by any action or failure to act indicates its approval of, consent to, or acquiescence in such appointment and such appointment is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the date of such appointment.
(6)      Bankruptcy. Any proceeding involving the Company is commenced by or against the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against the Company: (i) the Company, by any action or failure to act, indicates its approval of, consent to or acquiescence therein; or (ii) an order shall be entered approving the petition in such Proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within sixty (60) days after the entry thereof.

(7)      Collateral Impairment. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any lien against, any of the Collateral or any collateral under a separate security agreement securing any of the obligations hereunder, and such judgment or other process shall not have been, within thirty (30) days from the entry thereof: (i) bonded over to the satisfaction of Holder and appealed; (ii) vacated; or (iii) discharged, or the loss, theft, destruction, seizure or forfeiture, or the occurrence of any material deterioration or impairment of any of the Collateral or any of the Collateral under any security agreement securing any of the obligations hereunder, or any material decline or depreciation in the value or market price thereof (whether actual or reasonably anticipated), which causes the Collateral, in the sole opinion of Holder acting in good faith, to become unsatisfactory as to value or character, or which causes Holder to reasonably believe that it is insecure and that the likelihood for repayment of the obligations hereunder is or will soon be impaired, time being of the essence. The cause of such deterioration, impairment, decline or depreciation shall include, but is not limited to, the failure by the Company to do any act deemed reasonably necessary by Holder to preserve and maintain the value and collectability of the Collateral.
(8)      Other Note.  Any Event of Default (as defined therein) under that certain Secured Promissory Note, of even date herewith, evidencing an original principal obligation from Company to Holder in the amount of $250,000 (“Other Note”), which is also secured by the Security Agreement.
(b)              Remedies.  Upon the occurrence of an Event of Default, Holder shall have all rights, powers and remedies set forth in this Note, the Security Agreement, and any other Loan Document, in any written agreement or instrument relating to any of the obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, Holder may, at its option and without further notice, demand or presentment for payment to the Company or others, may declare the then outstanding principal balance of this Note, together with all other sums due under the Note, including, without limitation, the amounts due under Section 1(a) above, immediately due and payable, together with all accrued and unpaid interest thereon and thereafter all such sums shall bear interest at the Default Rate, and all other sums due by the Company hereunder, all without any relief whatsoever from any valuation or appraisement laws and payment thereof may be enforced and recovered in whole or in part at any time by one or more of the remedies provided to the Holder at law, in equity, under this Note, and/or under any other Loan Document. No Event of Default shall be waived by Holder, except and unless such waiver is in writing and signed by Holder. No failure or delay on the part of Holder in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of Holder to exercise any remedy available to Holder in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Company agrees that in the event that the Company fails to perform, observe or discharge any of its Obligations or liabilities under this Note, the Security Agreement, and/or any other Loan Document, at Holder’s option, no remedy of law will provide adequate relief to Holder, and further agrees that Holder shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

6.	Security for the Note. To secure the payment and performance by the Company of the obligations hereunder, the Company grants, under and pursuant to the Security Agreement executed by the Company dated as of the date hereof, to Holder, its successors and assigns, a continuing, first-priority security interest in, and does hereby assign, transfer, mortgage, convey, pledge, hypothecate and set over to Holder, its successors and assigns, all of the right, title and interest of the Company in and to the Collateral (as defined in the Security Agreement), whether now owned or hereafter acquired, and all proceeds (including, without limitation, all insurance proceeds) and products of any of the Collateral. At any time upon Holder’s request, the Company shall execute and deliver to Holder any other documents, instruments or certificates requested by Holder for the purpose of properly documenting and perfecting the security interests of Holder in and to the Collateral granted hereunder, including any additional security agreements, mortgages, control agreements, and financing statements.
7.	Lost or Stolen Note. Upon notice to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in a form reasonably acceptable to the Company and customary for similar circumstances in commercial borrower circumstances, and, in the case of mutilation, upon surrender and cancellation of the Note, the Company shall execute and deliver a new Note of like tenor and date and in substantially the same form as this Note.
8.	Cancellation. After all principal, accrued interest and all other sums at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be re-issued.
9.
Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Nevada, without giving effect to provisions thereof regarding conflict of laws. Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper, provided, however, nothing contained herein shall limit the Holder’s ability to bring suit or enforce this Note in any other jurisdiction. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending by certified mail or overnight courier a copy thereof to such party at the address indicated in the preamble hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

10.	Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies of the Holder as provided herein shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of the Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.
11.	Specific Shall Not Limit General; Construction. No specific provision contained in this Note shall limit or modify any more general provision contained herein. This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.
12.	Failure or Indulgence Not Waiver. Holder shall not be deemed, by any act of omission or commission, to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Holder, and then only to the extent specifically set forth in the writing. A waiver on one event shall not be construed as continuing or as a bar to or waiver of any right or remedy to a subsequent event.
13.	Notice. Notice shall be given to each party at the address indicated in the preamble hereto or at such other address as provided to the other party in writing.
14.	Usury Savings Clause. In the event the total liability of payments of interest and payments in the nature of interest, including, without limitation, all charges, fees, exactions or other sums which may at any time be deemed to be interest, shall, for any reason whatsoever, result in an effective rate of interest, which for any month or other interest payment period exceeds the limit imposed by the usury laws of the jurisdiction governing this Note, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice by, between, or to any party hereto, be applied to the reduction of the outstanding principal balance of this Note immediately upon receipt of such sums by the Holder hereof, with the same force and effect as though the Company had specifically designated such excess sums to be so applied to the reduction of such outstanding principal balance and the Holder hereof had agreed to accept such sums as a penalty-free payment of principal; provided, however, that the Holder of this Note may, at any time and from time to time, elect, by notice in writing to the Company, to waive, reduce, or limit the collection of any sums in excess of those lawfully collectible as interest rather than accept such sums as a prepayment of the outstanding principal balance. It is the intention of the parties that the Company does not intend or expect to pay nor does the Holder intend or expect to charge or collect any interest under this Note greater than the highest non-usurious rate of interest that may be charged under applicable law.

15.	Binding Effect. This Note shall be binding upon the Company and the successors and assigns of the Company and shall inure to the benefit of Holder and the successors and assigns of Holder.
16.	Severability. In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal, or unenforceable, in whole or in part, in any respect, or in the event that any one or more of the provisions of this Note operates or would prospectively operate to invalidate this Note, then and in any of those events, only such provision or provisions shall be deemed null and void and shall not affect any other provision of this Note. The remaining provisions of this Note shall remain operative and in full force and effect and shall in no way be affected, prejudiced, or disturbed thereby.
17.	Participations. Holder may from time to time sell or assign, in whole or in part, or grant participations in this Note and/or the obligations evidenced hereby. The holder of any such sale, assignment or participation, if the applicable agreement between Holder and such holder so provides, shall be: (a) entitled to all of the rights, obligations and benefits of Holder (to the extent of such holder’s interest or participation); and (b) deemed to hold and may exercise the rights of setoff or banker’s lien with respect to any and all obligations of such holder to the Company (to the extent of such holder’s interest or participation), in each case as fully as though the Company was directly indebted to such holder. Company may not assign any of its rights or obligations hereunder and any attempt to do so shall be null and void and of no force or effect whatsoever.
18.	Amendments. The provisions of this Note may be changed only by a written agreement executed by the Company and Holder.
19.	Time. Time is hereby declared of the essence with respect to each term and condition hereof.
20.	Collection Costs. Company shall pay any and all expenses and costs incurred or paid by Holder in the collection of amounts due hereunder, preservation and enforcement of the rights and remedies of Holder, and the duties and liabilities of Company hereunder, including, but not by way of limitation, attorneys' fees, court costs, witness fees, expert witness fees, collection costs, and costs and expenses paid by Holder in performing for Company’s account any obligation of Company under this instrument or under any other Loan Document. The foregoing obligation shall be applicable regardless of whether an Event of Default has occurred or whether or not a lawsuit if filed.
21.	Waiver. Company hereby irrevocably waives presentment, demand or protest, or other notice of any kind, anything contained herein to the contrary notwithstanding.

[Signature pages follows]

IN WITNESS WHEREOF, the Company has caused this Note to be executed on and as of the date set forth above.

FRESH HEALTHY VENDING INTERNATIONAL, INC.
By: /s/ Nicholas Yates
Name: Nicholas Yates
Title: Chairman

[  signature page to Promissory Note  ]

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